                                                                      EXHIBIT 13


                                                             [Execution Version]


                         EXCHANGEABLE PROMISSORY NOTE

THIS EXCHANGEABLE PROMISSORY NOTE AND THE SHARES OF CAPITAL STOCK ISSUABLE UPON EXCHANGE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN RELIANCE ON AN AVAILABLE EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

THIS EXCHANGEABLE PROMISSORY NOTE IS SUBJECT TO A HOLD PERIOD AND MAY NOT BE TRADED EXCEPT AS PERMITTED BY THE SECURITIES ACT (BRITISH COLUMBIA) AND THE SECURITIES RULES AND REGULATIONS THEREUNDER.

US $ 11,250,000               Houston, Texas                      March 31, 1998

     KAFUS CEMENT FIBRE INDUSTRIES OF TEXAS, INC., a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of ENRON CAPITAL & TRADE RESOURCES CORP., a Delaware corporation (the "Lender"), the principal sum of ELEVEN MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 UNITED STATES DOLLARS (US $11,250,000) or, if less, the aggregate outstanding principal amount of advances (each an "Advance") made under the terms of this Exchangeable Promissory Note (as modified from time to time, this "Note"). Reference is made to that letter loan agreement dated as of even date herewith (as modified from time to time, "Loan Agreement") between the Borrower and the Lender.
Capitalized terms used herein but not defined herein shall have the meanings specified by the Loan Agreement


1.  Advances.

     Subject to the terms and conditions of this Note and the Loan Agreement and for the purposes in Section 4.1 of the Loan Agreement, the Lender agrees to make the following Advances to the Borrower: (a) an initial Advance of $8,750,000 to be made in connection with the Acquisition, (b) subsequent Reimbursement Advances made pursuant to the second paragraph of this Section 1 in an aggregate amount not to exceed $925,000, and (c)
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subsequent Payment Advances made pursuant to Section 3 below to pay to the
Lender scheduled principal, interest, and fee payments owed under this Note; provided, however, that the aggregate amount of Advances made hereunder, whether or not such Advances have been prepaid or repaid, shall not exceed $11,250,000.

     The proceeds from Advances made pursuant to this paragraph ("Reimbursement Advances") shall be used for the payment of reasonable legal, professional, and other out-of-pocket fees and expenses owed to non-Affiliates of the Borrower which were incurred in connection with the Acquisition. Reimbursement Advances shall be made pursuant to a written request ("Borrowing Request") executed by the Borrower in form and substance satisfactory to the Lender. Each Borrowing Request shall include the invoices ("Invoices") associated with the fees and expenses being paid pursuant to the requested Reimbursement Advance. If any Invoice has not yet been paid, the Lender may elect to disburse the funds constituting the Reimbursement Advance related to such invoice, directly to
such invoicing party.   Notwithstanding anything herein to the contrary, (a) the
aggregate amount of Reimbursement Advances made hereunder shall not exceed $925,000 and (b) the Lender shall be under no obligation to make any Reimbursement Advance after June 30, 1998. Provided that the initial Advance has been made and that all the conditions precedent to a Reimbursement Advance under Sections 2.5 and 2.6 of the Loan Agreement have been met and subject to the other terms and conditions contained in this paragraph, the Lender shall make each requested Reimbursement Advance within 5 Business Days of Lender's receipt of the Borrowing Request and Invoices related to such Reimbursement Advance.

     The Borrower may from time to time voluntarily prepay the outstanding principal amount of this Note pursuant to written notice given by the Borrower to the Lender five (5) days prior to the date of prepayment. Each such notice shall specify the principal amount which shall be prepaid and the date of the prepayment, and shall be irrevocable and binding on the Borrower. Partial prepayments of the outstanding principal balance of this Note must be made in an amount equal to or greater than $500,000. For each such notice given by the Borrower, the Borrower shall prepay this Note in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount owed under this Note except as provided in this paragraph. Each prepayment of principal pursuant to this paragraph shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid, the prepayment premium required under the paragraph below, and any prepayment make whole amount required under the paragraph below. All voluntary prepayments under this paragraph shall be applied to the required principal payments under this Note in the inverse order of maturity. This Note is not revolving, and, therefore, amounts prepaid or repaid may not be reborrowed.

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     With each voluntary prepayment of any portion of the outstanding principal balance of this Note, the Borrower shall pay to the Lender a prepayment premium equal to 3.00% of the amount of principal prepaid. In addition to the foregoing with each voluntary prepayment of any portion of the outstanding principal balance of this Note, the Borrower shall pay to the Lender a prepayment make whole amount equal to the positive difference, if any, between (i) the net present value of the payments of principal and interest that the Lender would have received on the prepaid principal if paid as scheduled under this Note (with such scheduled payment dates being determined assuming the prepaid principal was scheduled for payment in the amounts and on the dates of the required principal payments that the prepaid principal is being applied to in accordance with this Note), such payments being discounted to present value at the time of prepayment using standard financial techniques with a discount rate equal to (1) the per annum interest rate applicable to this Note pursuant to
Section 2 below less (2) the positive difference in rates, if any, between the per annum yield of U.S. Government Treasury Securities of a 14 year maturity on the date of this Note and the per annum yield of U.S. Government Treasury Securities of the maturity which most closely approximates the weighted average maturity date of the prepaid principal payments; and (ii) the amount of the prepayment. A certificate prepared by the Lender and provided to the Borrower detailing the calculation of the foregoing shall be conclusive and binding for all purposes, absent manifest error. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Borrower with the intention of avoiding payment of the premium and make whole payments set forth herein, then upon any acceleration of this Note, an equivalent premium and make whole payment shall become due and payable in the amount that would have been due on the date of acceleration had the entire outstanding principal amount of this Note been voluntarily prepaid on such date.

     Beginning March 31, 2006, and on the last day of each March and September thereafter through and including September 30, 2008 ("Maturity Date"), the Borrower shall repay to the Lender the outstanding principal amount of this Note as of March 31, 2006 ("Repayment Principal Amount") in 6 equal payments of principal, each in an amount equal to 1/6th of the Repayment Principal Amount. Without limiting the foregoing, the Borrower shall pay to the Lender the entire outstanding principal balance of this Note on the Maturity Date.

2.   Interest and Fees.

     All Advances shall bear interest at 14.00% per annum, except for any default interest as provided below.

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     The Borrower shall pay to the Lender all accrued but unpaid interest on the outstanding principal amount of this Note beginning with a payment on September 30, 1998, and continuing with payments on the last day of each March and September thereafter through and including the Maturity Date (each of such date being an "Interest Payment Date").

     The Borrower shall pay to the Lender a commitment fee equal to 2.25% per annum on the average daily amount by which $11,250,000 exceeds the aggregate principal amount of Advances made under this Note whether or not such Advances have been prepaid or repaid. Such commitment fee shall be due and payable in arrears on each Interest Payment Date.

     All calculations of interest under this Note shall be calculated based upon a 365 day year for the actual number of days elapsed. Whenever any interest under this Note is calculated using a rate based on a year of 365 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 365 days, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 365; the principle of deemed reinvestment of interest does not apply to any interest calculation under this Note; and the rates of interest stipulated in this Note are intended to be nominal rates and not effective rates or yields.

3.   Payments Generally.

     Provided that all the conditions precedent under Section 2.6 of the Loan Agreement to make a Payment Advance have been met, on each date (each a "Payment Date") on which any scheduled payment of principal, interest, or commitment fees is due hereunder, the Lender shall simultaneously (a) make an Advance ("Payment Advance") on such Payment Date in the amount equal to the sum of the scheduled principal, interest, and commitment fees due on such Payment Date and (b) apply the entire amount of such Advance to such scheduled principal, interest, and commitment fees due and payable on such Payment Date. If on any such Payment Date, all the conditions precedent under Section 2.6 of the Loan Agreement to make a Payment Advance have not been met, (a) the Lender shall not be required to make any Payment Advance on behalf of any amounts due and payable on such Payment Date and (b) the Borrower shall pay to Lender all amounts due and payable on such Payment Date.

     The Lender shall record in its records all advances of principal and all payments of principal and interest on this Note. Any failure of the Lender to make such recordings,

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however, shall not affect the Borrower's repayment obligations. The Lender's records shall be presumptive evidence of the principal and interest owed by the Borrower.

     The Borrower shall make all payments required under this Note not later than 1:00 p.m., Houston, Texas, time on any date when due in lawful money of the United States of America to the Lender at such location as is specified by the Lender in writing in immediately available funds. Whenever any payment to be made under this Note shall be stated to be due on a day other than a day on which the banks in Vancouver, British Columbia, and Houston, Texas, are required to be open ("Business Day"), such payment shall be due and payable on the next succeeding Business Day. If the date for payment of any obligation is not specified in this Note, such obligation shall be payable upon demand.

     Any and all payments by the Borrower shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income of and franchise taxes imposed on the Lender in each case by any jurisdiction in which the Lender is a citizen or resident or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from any sum payable to the Lender (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this paragraph), the Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made with respect to, or from the execution, delivery, filing, or registration of, this Note or any documents securing or supporting this Note.

     If any sum due from the Borrower under this Note or any order or judgment given in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Borrower with any governmental authority or in any court, tribunal, or arbitration panel or (ii) enforcing any order or judgment given in relation hereto, the Borrower shall indemnify the Lender against any loss incurred as a result of any discrepancy between (A) the rate of exchange used when restating the amount in question from the first currency into the second

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currency and (B) the rate or rates of exchange at which the Lender purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such sum due or order or judgment. The foregoing indemnity shall constitute a separate obligation of the Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

4.   Default and Remedies.

     It shall be an "Event of Default" under this Note if the Borrower fails to pay within 10 days when due any amount due under this Note, including payments of principal, interest, fees, reimbursements, or indemnifications. It shall also be an "Event of Default" under this Note to the extent that the Loan Agreement or any other Loan Documents executed in connection with this Note so provide.

     During the continuation of any Event of Default, the Lender may (i) declare by written notice to the Borrower all of its commitments related to this Note terminated, whereupon such commitments shall terminate, and (ii) declare by written notice to the Borrower all amounts payable by the Borrower under this Note to be immediately due and payable, whereupon such amounts shall become immediately due and payable. Except as expressly provided for in this Note, the Borrower waives notice of any default or event of default (however denominated), notice of intent to accelerate, notice of acceleration, presentment, demand, notice of dishonor, notice of setoff, notice of the initiation of any suit, notice of any action against any credit support or collateral, and notice of any other action or remedy.

     If the Borrower fails to pay when due any amount payable under this Note, the amount not paid when due shall bear interest beginning on the date due until paid in full at a rate per annum equal to the lesser of 17.00% or the Highest Lawful Rate (as defined below). As used herein, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. NOTWITHSTANDING the foregoing or any other term in this Note to the contrary, it is the intention of the Lender and the Borrower to conform strictly to any applicable usury laws. Accordingly, if the Lender contracts for, charges, or receives any consideration in connection with this Note which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at the Lender's option

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be applied to the outstanding amount of the loans made hereunder or be refunded to the Borrower. In determining whether any interest exceeds the Highest Lawful Rate, such interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of this Note.

     During the continuation of an Event of Default, the Lender is authorized at any time, to the fullest extent permitted by law, to setoff and apply any indebtedness owed by the Lender to the Borrower against any and all of the obligations of the Borrower under this Note, irrespective of whether or not the Lender shall have made any demand under this Note and although such obligations may be contingent and unmatured.

     During the continuation of an Event of Default, the Lender may exercise all of its rights under any documents securing or supporting this Note and all other rights at law or in equity.

     During the continuation of an Event of Default, all payments received in respect of obligations under this Note shall be applied in the order determined by the Lender.

     No right, power, or remedy conferred to the Lender in this Note or in any documents securing or supporting this Note or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Lender shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future. Without limiting the generality of this paragraph, no description of the right to accelerate this Note, charge default interest under this Note, or otherwise exercise remedies under this Note shall limit the right of the Lender to take such actions with respect to such Note under any loan agreement related to this Note.

5.   Exchange.

     5.1  Exchange Right and Exchange Price.

     (a) Beginning on March 31, 2000 and through March 31, 2002 ("Exchange Period"), by written notice to the Borrower and the Guarantor (each an "Exchange Notice") the Lender shall have the right to exchange, such right being granted in the Limited Guaranty, all or a portion of the aggregate outstanding principal amount of this Note into that number of fully paid and non-assessable shares of Common Stock obtained by dividing (i)

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the amount of principal being so exchanged by (ii) the Exchange Price (as defined below); provided however that the aggregate amount of principal converted pursuant to this Section 5.1(a) shall not exceed $5,625,000. In connection with each exchange hereunder, upon Lender's receipt of the Exchange Shares issued in connection with such exchange in accordance with this
Section 5, the outstanding principal amount so exchanged shall be deemed to have been prepaid in full (such prepayment not being subject to the second and third paragraphs of Section 1 of this Note).

     (b) As used herein the following capitalized terms shall have the following meanings:

     "Applicable Project" means (i) each of (A) the CanFibre Riverside MDF Project and (B) the Project (as defined in the Loan Agreement), (ii) any of the following projects once the project financing for such project has closed: (A) CanFibre Lakawana, New York MDF Project, (B) Kenaff Newsprint Project (South Texas), or (C) CanFibre Europe MDF Project, or (iii) any other project which has obtained project financing and in which the Borrower or any of its Subsidiaries owns 50% or greater equity interest and which has total project construction and start-up costs of $50,000,000 or greater.

     "Average Price" with respect to the Common Stock means, on any day, the trade weighted average of the sales prices for such shares as reported on Bloomberg News Services (i) on the American Stock Exchange or (ii) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (iii) if such shares are not listed on any national securities exchange, then the prices at which transactions are effected through the NASDAQ National Market as reported by NASDAQ or, (iv) if such shares shall not be listed thereon, the trade weighted average of all transactions in the Common Stock in an over-the-counter market.

     "Exchange Price" shall mean, as of the date of any determination, the following prices based upon the number of Applicable Projects existing as of such date:

             Applicable Projects            Exchange Price
                2 or less                    $3.00/share
                3                            $4.00/share
                4                            $9.00/share
                5 or more                    $12.00/share

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The date of determination of the Exchange Price with respect to any exchange made pursuant to Note shall be the date the Lender gives notice pursuant to
Section 5.1 with respect to such exchange.

     5.2 Issuance of Common Stock on Exchange. As promptly as practicable after receipt of a Exchange Notice, the Borrower shall cause the Kafus Parent to deliver or cause to be delivered to the Lender certificates representing the number of fully paid and nonassessable Common Stock which the Lender is entitled to in accordance with the provisions of this Section 5. Such exchange shall be deemed to have been made at the close of business on the date that the Exchange Notice shall have been given so that, subject to the following provisions of this Subsection 5.2, the Lender shall be treated for all purposes as having become the record holder of such Common Stock at such time and such exchange shall be at the Exchange Price in effect at such time; provided, however, that no Exchange Notice given on any date when the stock transfer books of the Kafus Parent shall be closed shall be effective to constitute the Lender as the record holder of such Common Stock on such date, but such Exchange Notice shall be effective to constitute the Lender as the record holder for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; and, in that event such exchange shall be at the Exchange Price in effect on the date that such Exchange Notice shall have been given, as if the stock transfer books of the Kafus Parent had not been closed. If the last day for the exercise of the exchange right shall not be a Business Day, then such exchange right may be exercised on the next succeeding Business Day. With respect to any exchange made pursuant to this Note, upon Lender's receipt of the Exchange Shares with respect to such exchange, the outstanding principal amount of this Note shall be deemed to have been prepaid in the amount of the principal so exchanged on the date on which the Lender becomes record holder of such Exchange Shares pursuant to this Section 5.2, provided that the Borrower shall not be liable for any amounts owed pursuant to the third paragraph of Section 1 of this Note with respect to such deemed prepayment.

     No fractional share of Common Stock shall be issued upon partial exchange of this Note. Instead of any fractional share of Common Stock which would otherwise be issuable upon exchange of this Note, the Borrower shall cause the Kafus Parent to pay a cash adjustment in respect of such fraction in an amount equal to such fraction of a share multiplied by the applicable Exchange Price.

     5.3 Adjustments of Exchange Price. The number and kind of securities issuable upon the exchange of this Note shall be subject to adjustment from time to time upon the happening of certain events occurring on or after the date of original issue of this Note as follows:

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          (i)  In case of any reclassification or change of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Kafus Parent with or into another corporation (other than a merger with another corporation in which the Kafus Parent is the surviving corporation or entity and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of Common Stock issuable upon exercise of these exchange rights), or in the case of a sale or conveyance in a single transaction or in a series of related transactions with the same purchaser or affiliates thereof of all or substantially all the assets of the Kafus Parent as an entirety, or a statutory share exchange in which all Common Stock is exchanged for shares of another corporation or entity, the Lender shall have, and the Borrower shall cause the Kafus Parent, or such successor entity or purchaser, to covenant in the constituent documents effecting any of the foregoing transactions that the Lender has, the right to obtain upon the exercise of these exchange rights, in lieu of each share of Common Stock theretofore issuable upon exercise of these exchange rights, the kind and amount of shares of stock, other securities, money, and property receivable upon such reclassification, change, consolidation or merger, conveyance or sale of assets, or share exchange by a holder of one share of Common Stock issuable upon exercise of these exchange rights as if they had been exercised immediately prior to such reclassification, change, consolidation or merger, conveyance or sale of assets, or share exchange. The constituent documents effecting any reclassification, change, consolidation or merger, or share exchange shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Subsection 5.3. The provisions of this subparagraph (i) shall similarly apply to successive reclassifications, changes, consolidations or mergers, conveyances or sales of assets, or share exchanges.

          (ii) If the Kafus Parent at any time while this Note is outstanding shall subdivide or combine its Common Stock, the Exchange Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Kafus Parent shall take a record of holders of its Common Stock for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination or, if the Kafus Parent shall take a record of holders of its Common Stock for the purpose of so combining, as at such record date, whichever is earlier.

                                      -10-
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          (iii) If the Kafus Parent at any time while this Note is outstanding shall pay to any holders of stock of the Kafus Parent a dividend payable in, or make any other distribution of, Common Stock, the Exchange Price shall be adjusted, as of the date the Kafus Parent shall take a record of the holders of such stock for the purpose of determining the holders entitled to receive such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Exchange Price in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment or other distribution) by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

          (iv) If the Kafus Parent shall issue to all holders of its Common Stock any warrant, option, or other right to subscribe for or purchase Common Stock at a price per share less than the then Average Price of the Common Stock, the Exchange Price shall be adjusted, as of the date the Kafus Parent shall take a record of the holders of its Common Stock for the purpose of receiving such issuance or distribution, to that price determined by multiplying the Exchange Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such warrants, options, or rights plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the then Average Price per share of the Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such warrants, options, or rights plus the number of additional shares of Common Stock offered for subscription or purchase.

          (v) If the Kafus Parent shall distribute to all holders of its Common Stock evidences of indebtedness of the Kafus Parent, shares of capital stock of the Kafus Parent (other than Common Stock), or assets, or rights or warrants to subscribe for or purchase any of its securities (excluding those dividends, warrants, options, and rights referred to in subparagraph
     (iv)), then in each case the Exchange Price shall be adjusted, as of the date the Kafus Parent shall take a record of the holders of its Common Stock for the purpose of determining the holders entitled to receive such issuance or distribution, to that price determined by multiplying the Exchange Price by a fraction the numerator of which shall be the Average Price per share of the Common Stock less the fair market value (as determined by the Board of Directors of the Kafus Parent, whose determination shall be conclusive) of the evidences of indebtedness of the Kafus Parent, shares of capital stock of the Kafus Parent, or assets, or rights or warrants to subscribe for or purchase any of its securities (excluding those dividends, warrants, options, and rights referred to in subparagraph (iv)), so distributed in respect of one share of Common Stock and the denominator of which is the Average price per share of the Common Stock on the record date for such distribution.

          (vi) No adjustment of the Exchange Price shall be made in an amount less than $.01 per share, but any such lesser adjustment shall be carried forward and shall be made at the time together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.01 per share or more.

     If any Common Stock required to be reserved for the purposes of exchange of this Note hereunder require registration with or approval of any governmental authority under any federal or state law, or listing upon any national securities exchange, before such shares may be issued upon exchange, the Borrower shall cause the Kafus Parent in good faith and as expeditiously as possible to endeavor to cause such shares to be duly registered, approved, or listed, as the case may be.

     5.4 Certain Notices and Calculations. Whenever the Exchange Price is adjusted as provided in Section 5.3, the Borrower shall cause the Kafus Parent to promptly deliver to the holder hereof a certificate signed by two officers of the Kafus Parent setting forth the Exchange Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof.

     5.5 Reservation of Shares. The Borrower covenants that it shall cause the Kafus Parent at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issue upon exchange of this Note as herein provided, such amount of Common Stock as shall then be issuable upon the exchange of this Note. The Borrower covenants that the Kafus Parent shall cause all Common Stock which shall be so issuable, upon issuance, to be duly and validly issued and fully paid and non-assessable. The Borrower shall cause the Kafus Parent, from time to time in accordance with applicable law, to increase the authorized amount of its Common Stock if at any time the authorized amount of Common Stock remaining unissued shall not be sufficient to permit the exchange of this Note.

     5.6 Certain Covenants. Before taking any action which would cause an adjustment reducing the Exchange Price below the then stated or par value of the Common Stock issuable upon exchange of this Note, the Borrower shall cause the Kafus Parent to take

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

any corporate action which may, in the opinion of its counsel, be necessary in order that the Kafus Parent may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Exchange Price.

     5.7  Certain Notices.  If any of the following should occur:

          (i) the Kafus Parent shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets (other than cash dividends or other cash distributions paid out of surplus); or

          (ii) the Kafus Parent shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock or any class or of any other rights; or

          (iii) of any reclassification of the capital stock of the Kafus Parent (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Kafus Parent is a party and for which approval of any stockholders of the Kafus Parent is required, or of the sale, lease, or transfer of all or substantially all of the property of the Kafus Parent; or

          (iv) of the voluntary or involuntary dissolution, liquidation, or winding up of the Kafus Parent;

then, in each case, the Borrower shall cause the Kafus Parent to provide to the Lender at least 20 days, but not more than 45 days, prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation, or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation, or winding up.

6.   Miscellaneous.

       This Note shall be governed by the laws of the State of Texas and the applicable laws of the United States of America. This Note shall bind the Borrower and the Lender and their respective successors and assigns. The Borrower may not assign its rights or delegate its duties under this Note. The Lender may not assign or participate its rights and delegate its duties under this Note without the consent of the Borrower, which consent shall not be unreasonably withheld; provided that, in an Event of Default, the Lender may assign or participate its rights and delegate its duties under this Note without the consent of the Borrower, following notice thereof to the Borrower. Notwithstanding any other provision of this Note or the Loan Documents, the Lender may, at any time, assign its rights and duties under this Note to an Affiliate of the Lender.


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                                      -14-

     THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     EXECUTED as of the date first above written.


                                  KAFUS CEMENT FIBRE INDUSTRIES OF
                                  TEXAS, INC.



                                  By:
                                     --------------------------------------
                                  Name:
                                       ------------------------------------
                                  Title:
                                        -----------------------------------

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